Exhibit 99

Acadia Healthcare Names R. David Kelly to Board of Directors

Adds Financial Advisory and Real Estate Development Experience to Acadia Board

FRANKLIN, Tenn.— Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that R. David Kelly has been appointed to serve as an independent director on the Company’s Board of Directors.

Kelly brings over 35 years of investment experience to Acadia, having served public companies and private partnerships in the financial advisory and real estate development sectors. He is the founder and managing partner of StraightLine Realty Partners, an alternative investment platform based in Dallas, Texas, with real estate, financial services and venture capital holdings. Prior to founding StraightLine Realty Partners, he was founder and partner of Carleton Residential Properties, where he created one of the largest residential developers and general contractors in the Southwest. He previously held investment positions with Trammell Crow Company, Goldman Sachs & Co., and Salomon Brothers.

From 2007 to 2017, Kelly served as a trustee and chairman of the $197B Teacher’s Retirement System of Texas. From 2001 to 2006, he was a gubernatorial appointee to the Texas Public Finance Authority and served as chairman from 2002 to 2006.

Kelly also serves as founder, chairman and chief executive officer of Croesus and Company, managing director and co-founder of Serra Real Estate Capital, LLC, lead director of TCW Direct Lending, lead director of Invesco’s INREIT real estate platform and at-large director of Ashton Woods Homes.

Kelly actively contributes to organizations that support education and children’s health. He serves Children’s Health, the leading pediatric health care system in North Texas, as director of the Children’s Medical Center Plano Governing Board and member of the Children’s Health Investment and Finance committees. He also serves on the Advisory Board of Sponsors for Educational Opportunity.

Kelly graduated as a John Harvard Scholar in Economics from Harvard University and completed a Master of Business Administration at Stanford University Graduate School of Business.

“We are delighted to welcome David Kelly to our Board of Directors as an independent director,” said Reeve B. Waud, Chairman of the Board of Acadia Healthcare. “His extensive experience in financial advisory and real estate development will be invaluable as we continue to extend our market reach through strategic investments in both current and new facilities across the country. His impressive history in government service and philanthropic support of children’s health and education programs aligns well with our corporate culture. We are confident he will make a meaningful contribution to the work of the Acadia Board of Directors, and we look forward to his insight as we continue to execute our growth strategy.”

“It is a privilege and honor to join the Acadia Board of Directors,” added Kelly. “Acadia plays an important role in addressing the critical societal need for behavioral healthcare services. I look forward to working with the leadership team and other board members as we advance Acadia’s mission.”

About Acadia Healthcare Company, Inc.

Acadia is a leading provider of behavioral healthcare services across the United States. As of March 31, 2022, Acadia operated a network of 238 behavioral healthcare facilities with approximately 10,600 beds in 40 states and Puerto Rico. With more than 22,500 employees serving approximately 70,000 patients daily, Acadia is the largest stand-alone behavioral health company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Contacts

Gretchen Hommrich

Vice President, Investor Relations

(615) 861-6000